Exhibit 99.2

Outlook
"For the first time in seven quarters, our new orders did not decline from the prior quarter," Brown said. "We believe this is a sign that the manufacturing recession has bottomed out. Currently, however, operating rates among our North American customers remain very low and are soft in some overseas markets as well.

"Looking ahead, we expect our non-machinery businesses - primarily durable and consumable products for plastics processing and metalworking, which make up about 70% of our current sales - to move up with industrial production. On the other hand, as we have previously cautioned, we believe it will take two or three quarters of solid improvement in the manufacturing sector before customers begin to increase capital spending budgets, and therefore we don't expect to see significant pickup in demand for our plastics machinery until late 2002 or 2003.

"We can't predict or control the economy but we will continue to proactively reduce costs and improve our products, services and internal efficiency. Despite good progress in these areas, however, at this time we believe it's prudent to plan on a slower, more gradual recovery than originally envisioned. Given this scenario, we expect to report a loss in the second quarter, to reach breakeven in the third quarter and to return to profitability in the fourth quarter of the year. Longer term, for 2003 and beyond, we believe Milacron will be well positioned to take advantage of healthier economic conditions," Brown said.

Estimates and Projections for Financial Modeling

Updated: April 22, 2002

Note: The amounts below are approximate working estimates, around which an even wider range of numbers could be used for financial modeling purposes. These estimates, by their nature, involve a great number of risks and uncertainties. Actual results may differ as these risks and uncertainties could significantly impact the company's markets, products and operations. For further information please refer to the Cautionary Statement included in Item 2 of the company's most recent Form 10-K, on file with the Securities and Exchange Commission.

	Quarter Ended	Year Ended

(In millions)	Jun. 30, 2002	Dec. 31, 2002

Projected Profit & Loss Items
Sales	$290-310	$1,175-1,230
Plastics technologies	145-155	600-630
Metalworking technologies	145-155	575-600
Segment earnings
Plastics technologies	1-4	22-25
Metalworking technologies	3-6	24-30
Corporate and unallocated expenses (1)	5-6	22-23
Restructure charge before-tax	2-3	6-9
Interest expense	10-11	41-44
Tax credit
Related to operations	(2)-(5)	(2)-(5)
Related to restructuring costs	0-(1)	(2)-(4)
After-tax minority interest	0-1	2-3
Average diluted shares outstanding	33.7	33.8

Projected Cash Flow & Balance Sheet Items
Depreciation	11-12	44-48
Working capital - increase (decrease) (2)	0-5	(20)-(30)
Capital expenditures	7-9	28-30
Cash restructuring	7-9	19-21
Total debt - net of cash	490-515	460-500
Debt-to-capital ratio (3)	57-59%	55-58%

Comments & Explanations

Note: Projections above assume current foreign exchange rates and no acquisitions, divestitures or further stock repurchase.

1	Corporate and unallocated expenses Includes corporate expenses and financing costs related to the sale of accounts receivable.
2	Working Capital = (inventory + receivables - trade payables - advance billings)
3	Debt-to-capital ratio Excludes any effect from the write-down of goodwill.

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in Item 2 of the company's most recent Form 10-K, on file with the Securities and Exchange Commission.